Exhibit 10.1
SERVICING AGREEMENT
BETWEEN
BROOKE CORPORATION
AND
BROOKE CAPITAL ADVISORS, INC.
This Servicing Agreement (this “Agreement”) is made and entered into as of March 21, 2007, by and between Brooke Capital Advisors, Inc., a Kansas corporation (“BCA”), and Brooke Corporation, a Kansas corporation (“BROOKE”).
WHEREAS, BCA desires to engage BROOKE to provide the Services (as defined below) to BCA according to the terms and subject to the conditions set forth herein.
NOW THEREFORE, in consideration of the premises and the agreements, covenants and representations herein contained, the parties hereto agree as follows:
1. The Services.
a. BROOKE shall provide to BCA on and after the Effective Date and through the Termination Date the services described in Exhibit A, Schedule of Services, attached hereto (which services are hereinafter referred to as the “Services”). BROOKE shall have no obligation to perform any services or have any obligations pursuant to this Agreement, except as specifically set forth on Exhibit A, or otherwise specifically set forth in this Agreement. BROOKE shall perform the Services in accordance with all laws and its customary standards, policies and procedures in performing similar obligations with respect to similarly situated third parties. BROOKE shall not be required to expand its facilities, incur capital expenses, maintain the employment of any specific personnel or employ additional personnel in order to provide the Services to BCA. In providing the Services, BROOKE, as it deems necessary or appropriate in its reasonable discretion, may use its personnel and/or employ the services of third parties for the efficient performance of any of the Services. BROOKE shall notify BCA of any event involving a disruption in the performance of the Services or any possible breach of security potentially affecting information of BCA or its customers or the facilities of BCA.
b. BROOKE shall, with regards to loan brokerage activities prior to January 1, 2007, cause its indirect wholly-owned subsidiary, CJD & Associates, L.L.C. (“CJD”) to assign to BCA all rights and obligations relating to any and all consulting and collateral preservation agreements for managing general agency loan brokerage services CJD provided to third parties prior to December 8, 2006 and all rights and obligations relating to any and all funeral home collateral preservation and consulting agreements executed with third parties prior to January 1, 2007.
c. BROOKE shall with regards to loan brokerage activities subsequent to January 1, 2007, cause CJD to: (a) discontinue its Funeral Loan Brokerage Business (defined below), (b) provide BCA information regarding it’s business methods, processes and know-how theretofore utilized by CJD in connection with CJD’s Funeral Loan Brokerage Business, (c) CJD shall refer to BCA any Funeral Loan Brokerage Business leads or inquiries, (d) CJD shall make its funeral industry contact listing available to BCA, (e) CJD shall not refer to any of its affiliates (other than BCA) any other Funeral Loan Brokerage business leads or inquiries or consult with such affiliates on Funeral Loan Brokerage Business opportunities. However, after any cessation by BCA of BCA’s Funeral Loan Brokerage Business for a period of 30 consecutive calendar days after the date here of for any reason, then, if BCA fails to resume the Funeral Loan Brokerage Business within 10 calendar days after delivery of written notice from CJD to BCA, nothing herein shall thereafter (a) preclude CJD from engaging in any Funeral Loan Brokerage Business, (b) preclude CJD from referring any Funeral Loan Brokerage Business to any individual, entity or business other than BCA, or (c) require CJD to perform any obligations pursuant to this paragraph. Funeral Loan Brokerage Business is defined by the parties to include (a) consulting with funeral home owners regarding (i) acquisitions of funeral homes, (ii) financing of such acquisitions or other activities or needs of funeral homes, and (iii) other borrower’s assistance services; (b) referring such funeral home owners to BCC for the purpose of obtaining commercial loans from BCC for such acquisitions, activities or needs (such loans, the “Funeral Home Loans”) and (c) providing collateral preservation services to BCC with respect to Funeral Home Loans (such businesses, collectively, the “Funeral Home Loan Brokerage Business”), for which a fee is paid from the borrower to BCA that may be funded by BCC’s loan to the borrower and/or compensation from BCC for collateral preservation services;
d. BROOKE grants to the BCA a non-exclusive, non-transferable, and royalty-free license to use the name “Brooke” and such trademarks and service marks as are registered by BROOKE with the United State Patent and Trademark Office or claimed by BROOKE and pending registration with such Trademark Office (collectively, such name and marks to be referred to as the “Licensed Marks”) solely in connection with the BCA’s operation of its business. BCA shall make no other use of the Licensed Marks. BCA acknowledges the good will and business value created from CJD’s advertising and promotion of the Brooke trade name, and agrees that the rights granted to BCA by and obtained by BCA as a result of or in connection with this Agreement are license rights only, and nothing contained in this Agreement constitutes or shall be construed to be an assignment of any or all of BROOKE’s rights in any of the Licensed Marks. BROOKE retains the right to specify, from time to time, the format in which BCA shall use and display each Licensed Mark, and BCA shall only use or display the Licensed Mark in a format approved by BROOKE. BCA shall not at any time, whether during or after the term of this Agreement, do or cause to be done any act or thing challenging, contesting, impairing, invalidating, or tending to impair or invalidate any of BROOKE’s rights in any of the Licensed Marks or any registrations derived from such rights. BCA shall not assign, sublicense, transfer, or otherwise convey BCA’s rights or obligations with respect to the Licensed Marks without BROOKE’s prior written consent. BCA shall promptly notify BROOKE of any and all infringements, imitations, simulations or other illegal use or misuse of any of the Licensed Marks which come to BCA’s attention. As the sole owner of the Licensed Marks, BROOKE shall determine whether to take any action to prevent the infringement, imitation, simulation or other illegal use or misuse of the Licensed Marks. BCA shall render BROOKE all reasonable assistance in connection with any matter pertaining to the protection, enforcement or infringement of the Licensed Marks used by BCA, whether in the courts, administrative or quasi-judicial agencies, or otherwise.
e. BCA shall, in a timely manner, take all actions as may be reasonably necessary or desirable to enable or assist BROOKE in the provision of the Services, including, but not limited to, providing necessary information and specific written authorizations, consents and signatures, and Brooke shall be relieved of its obligations hereunder to the extent that BCA’s failure to take any such action renders performance by Brooke of such obligations unlawful or impracticable.
2. Term. The term of this Agreement shall begin on the effective date of April 1, 2007 (the Effective Date) and terminate on December 31, 2007 (the Termination Date), subject to the terms and provisions of Section 6 below.
3. Contract Sum.
a. Fees. In consideration of the grant of the license set forth in Section (c) and performance of the other Services set forth above in Sections 1(a), (b) and (c) by BROOKE, BCA shall pay to BROOKE the fees set forth in the Schedule of Fees attached hereto as Exhibit B (the “Contract Sum”) at the times and in accordance with Exhibit B. The Contract Sum shall be the sole compensation due BROOKE in connection with its performance of the Services.
b. Expenses. Unless otherwise agreed in writing, BROOKE shall be entitled to reimbursement from BCA for out-of-pocket expenses incurred in the performance of the Services unless BROOKE is specifically responsible for such amounts as set forth on the Schedule of Brooke-Paid Expenses attached hereto as Exhibit C. BROOKE shall provide to BCA an invoice setting forth any expenses to which it is entitled to reimbursement under this Subsection 3b and payment of the invoice amount due shall be due on or before the 20th calendar day after the date of the invoice.

c. Third Party Fees and Expenses. Unless otherwise agreed in writing, BCA shall be responsible for fees incurred in connection with retaining any additional independent contractors, subcontractors, outside counsel, external accountant or auditors, internal audit consultants, tax consultants and tax preparers, or other third parties in connection with performing the Services. Such reasonable fees and expenses of such persons shall be paid directly by BCA or, at BROOKE’s option, paid by BROOKE and reimbursed by BCA after invoice in accordance with the reimbursement of expense provisions contained in Subsection 3b of this Agreement.
4. Events of Default by BROOKE. The following shall constitute “BROOKE Events of Default” hereunder by BROOKE:
a. failure on the part of BROOKE duly to observe or perform in any material respect any of the covenants or agreements on the part of BROOKE set forth in this Agreement which continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to BROOKE by BCA (unless such failure is the result of BCA’s failure to observe or perform any of its obligations hereunder, in which case BROOKE’s failure shall not constitute an event of default); or
b. a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against BROOKE and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or
c. BROOKE shall consent to the appointment of a trustee, conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to BROOKE or of or relating to all or substantially all of the property of BROOKE; or
d. BROOKE shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.
5. Events of Default by BCA. The following shall constitute “BCA Events of Default” hereunder by BCA:
a. any failure by BCA to make any payment required to be made by BCA to BROOKE in accordance with Section 3 of this Agreement; or
b. any failure on the part of BCA duly to observe or perform in any material respect any other of the covenants or agreements on the part of BCA set forth in this Agreement or any governing document by and between BCA and BROOKE for the transactions being serviced which continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to BCA by BROOKE; or
c. a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or appointing a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against BCA and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or
d. BCA shall consent to the appointment of a trustee, conservator or receiver or liquidator in any bankruptcy, insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to BCA or of or relating to all or substantially all of the property of BCA; or

e. BCA shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations or take any action in furtherance of the foregoing.
6. Remedies.
a. Remedies of BCA. If a BROOKE Event of Default shall occur, BCA (i) may terminate this Agreement by giving not less than ten (10) days prior written notice to BROOKE, and (ii) shall be entitled to any and all other rights and remedies under law or in equity.
b. Remedies of BROOKE. If a BCA Event of Default shall occur, BROOKE (i) may terminate this Agreement and any further obligations hereunder by giving not less than ten (10) days prior written notice to BCA, and (ii) shall be entitled to any and all other rights and remedies under law or in equity.
c. Payment of Fees Upon Termination. Whether this Agreement is terminated through Section 2 or Section 6, BROOKE shall be entitled to be paid any and all fees and reimbursements which remain accrued and unpaid through the final date of the rendering of the Services. In addition, within five (5) business days after any termination, BROOKE will return any of BCA’s materials used in performing the Services at BCA’s expense. The terms and provisions of this Section 6(c) shall survive any termination of this Agreement.
d. Limitation of Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES. Additionally, BCA acknowledges that BROOKE is merely providing a service for a fee under this Agreement. Accordingly, BROOKE shall not be liable to BCA under this Agreement under any circumstances for any amounts in excess of any fees paid to BROOKE hereunder. BROOKE MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO THE SERVICES AND BCA SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The terms and provisions of this Section 6(d) shall survive any termination of this Agreement.
e. Indemnification by BCA. BCA hereby agrees to indemnify and hold BROOKE and its affiliates, officers, directors, agents and employees (collectively, the “BROOKE Indemnitees”) harmless from and against any and all liabilities, losses, damages, expenses, fines and penalties of any kind, including reasonable attorneys’ fees and disbursements, incurred by the Brooke Indemnities as a result of any claim made against any of the Brooke Indemnitees by any third party arising out of provision of the Services (except to the extent, and only to the extent, of BROOKE’s liability to BCA provided in Subsection 6(d) above).
7. Notices. No notice or other communication (other than invoices from BROOKE to BCA pursuant to Subsection 3b of this Agreement) shall be deemed given unless sent in any of the manners, and to the persons, specified in this Section. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon receipt if delivered personally (unless subject to clause (b)) or if mailed by registered or certified mail, (b) at noon on the date after dispatch if sent by overnight courier or (c) upon the completion of transmission (which is confirmed by telephone or by a statement generated by the transmitting machine) if transmitted by telecopy or other means of facsimile which provides immediate or near immediate transmission to compatible equipment in the possession of the recipient, in any case to the parties at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as will be specified by like notice):

If to BCA:	Brooke Capital Advisors, Inc.
10950 Grandview Drive, Suite 500
Overland Park, KS 66210
Attn: President
FAX: (913) 469-1177

If to BROOKE:	Brooke Corporation
10950 Grandview Drive, Suite 600
Overland Park, Kansas 66210
Attn: President
Fax: (913) 339-6328
Invoices issued by BROOKE pursuant to Subsection 3b of this Agreement shall be delivered by hand delivery, regular mail, overnight courier, facsimile transmission or email transmission.
8. Independent Contractor. In its performance and completion of the Services and any of its other duties and obligations under this Agreement, BROOKE shall at all times be deemed to be an independent contractor and nothing in this Agreement shall at any time be construed so as to create the relationship of employer and employee, principal and agent, partnership or joint venture as between BROOKE and BCA. BROOKE shall have the entire charge, control and supervision of its performance of the Services and any of its other duties and obligations under this Agreement, subject to the terms and provisions of this Agreement and Exhibit A hereto. Both parties acknowledge that they shall have no authority to bind the other party to any contractual or other obligation whatsoever. The performance of the Services by BROOKE or any of its affiliates shall not in any manner impair the absolute control of the business operations of BCA by the board of directors of BCA.
9. Non-Exclusivity. Nothing contained in this Agreement shall be construed to provide either party with exclusive rights. Without limitation, this Agreement shall not be construed to preclude BCA from contracting with persons or entities other than BROOKE and its affiliates to perform any of the services that constitute the Services.
10. Confidentiality. Each party (the “Receiving Party”) agrees and acknowledges that, except to the extent permitted herein, all information and data supplied by the other party (the “Disclosing Party”) regarding its matters, systems, procedures, assets, customers or operations shall be held in strict confidence at all times and the Receiving Party will not disclose or otherwise divulge any of such information to any party without the prior written consent of the Disclosing Party, provided, however, that the Receiving Party shall be authorized to disclose such information (i) to any of its directors, members, officers, employees, representatives, accountants, auditors, attorneys and agents and to any of its affiliates, and parents and any of their respective directors, members, officers, employees, representatives, accountants, auditors, attorneys and agents to the extent any of them have a need to know such information to perform services hereunder and only for such purpose and agree in writing to keep such information confidential (collectively referred to herein as “Receiving Party’s Representatives”); (ii) to any government agency with jurisdiction over the Receiving Party or the Receiving Party’s Representatives or the transaction contemplated herein; (iii) as may be required by law or regulation, judicial or administrative order, ruling or judgment or legal obligation to disclose (which may include, by way of example and not by way of limitation, any discovery or disclosure demands or requirements issued or arising in any judicial or administrative investigation or proceeding); (iv) if it is advised in writing by its counsel that its failure to do so would be unlawful, or (v) if failure to do so would expose the Receiving Party to loss, liability, claim or damage for which it has not been adequately indemnified to its satisfaction. The terms and provisions of this Section 10 shall survive any termination of this Agreement.
11. Governing Law. This Agreement and the respective rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Kansas, without regard to its conflicts of laws provisions.
12. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto; provided, however, that neither party shall assign this Agreement, or otherwise dispose of all or any portion of its rights, interests or obligations hereunder, to any person or entity without the prior written consent of the other party. There shall be no third party beneficiaries to this Agreement. This Agreement is not intended to confer on any person other than the parties hereto and their successors and permitted assigns any rights, obligations, remedies or liabilities.
13. Severability. If any provision of this Agreement is held to be invalid or unenforceable, then, to the extent that such invalidity or unenforceability shall not deprive either party of any material benefit intended to be provided by this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

14. Entire Agreement; Modification. This Agreement and the exhibits and schedules attached hereto embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, oral or written, relating to said subject matter. Any exhibits to this Agreement are hereby incorporated into this Agreement in their entirety by this reference. This Agreement and the exhibits hereto may be amended, modified and/or supplemented only by the written and executed agreement of BROOKE and BCA.
15. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which shall together constitute one and the same agreement.
16. Headings. The headings of the Sections contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.
17. Waiver. All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. No party hereto shall be deemed to have waived any right, power or privilege under this Agreement unless such waiver shall have been expressed in a written instrument signed by the waiving party. The failure of any party hereto to enforce any provision of this Agreement shall in no way be construed as a waiver of such provision or a right of such party to thereafter enforce such provision or any other provision of this Agreement.
18. Construction. Unless the context of this Agreement otherwise clearly requires, (i) references in this Agreement to the plural include the singular, the singular the plural, the masculine the feminine, the feminine the masculine and the part the whole and (ii) the word “or” will not be construed as exclusive and the word “include,” “including” or similar terms shall be construed as if followed by the phrase “without being limited to.”
19. Mediation. Any issue, claim, dispute or controversy that may arise out of or in connection with, or relating to this Agreement (including exhibits and addenda) and/or the relationship of the parties, and which the parties are not able to resolve themselves by negotiation, shall be submitted to mediation in a manner agreed to by the parties. The parties agree to use mediation to attempt to resolve such issue, claim or dispute prior to filing any arbitration action, lawsuits, complaints, charges or claims. The parties will select an independent mediator agreeable to both parties. The mediator will communicate with the parties to arrange and convene the mediation process that will be most efficient, convenient and effective for both parties. The costs of the mediation and fees of the mediator will be borne equally by the parties. The parties will cooperate with the mediator in coming to a reasonable agreement on the mediation arrangements which will include the time and place for conducting the mediation, who will attend or participate in the mediation and what information and written material will be exchanged before the mediation. The mediation will be conducted in Kansas.
20. Arbitration. Any issue, claim, dispute or controversy that may arise out of, in connection with or relating to this Agreement (including exhibits and addenda) and/or the relationship of the parties, and which the parties are not able to resolve through mediation, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in a court having jurisdiction thereof. The parties agree to use arbitration to resolve any such issue, claim, dispute or controversy prior to and in lieu of filing any lawsuits, complaints, charges or claims. The costs of the arbitration and fees of the arbitrator(s) will be borne equally by the parties.
(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BROOKE CAPITAL ADVISORS, INC.

/s/ MICHAEL S. HESS

By:	Michael S. Hess
Title:	President and Chief Executive Officer

BROOKE CORPORATION (“BROOKE”)

/s/ ANITA LARSON

By:	Anita Larson
Title:	President and Chief Operating Officer

EXHIBIT A
SCHEDULE OF SERVICES
BROOKE shall perform the following services:
Legal Services
•	Assist with dispute resolution and litigation relating to general corporate matters

•	Assist in the development and maintenance of BCA policies

•	Assist with problem resolution

•	Negotiate, draft, review, revise, interpret, enforce and terminate contracts

•	Coordinate responses to consumer and regulatory complaints and investigations

•	Intellectual property assistance
•	Seek and maintain service marks and trademark registrations

•	Seek and maintain patents
Accounting, Tax and Auditing Services
•	Work with BCA’s operations personnel to get information required for accounting purposes

•	Coordinate BCA’s internal audit activities

•	Facilitate and collaborate work of consultants and others hired to assist with BCA internal audit process

•	Coordinate audit activities with external auditors

•	Facilitate and collaborate work for external auditors

•	Coordinate budget preparation

•	Coordinate preparation of income tax returns, property tax returns and other tax reports and returns by external tax professionals

•	Track fixed assets

•	Assist with the establishment or enhancement of processes, controls, procedures and methods pertaining to financial reporting
Risk Management Services
•	Provide or assist in procuring insurance

•	Provide information about insurance policies
Corporate Marketing Services
•	Develop, coordinate, track and release press releases

•	Develop, design and coordinate corporate identity, BCA message and public relations

•	Coordinate trademark protection, trade name protection and logo usage
Permanent and Confidential Document Management
•	Process referenced documents in accordance with established Original Documents Memorandum

•	Provide secure facilities for storage of referenced documents

•	Establish procedures for filing and physical security of referenced documents

•	Establish procedures for electronically storing and electronic security of referenced documents

Transaction Services
•	Prepare documents and negotiate acquisitions, sales and other contracts

•	Maintain agreements library and forms

•	Assist in the tracking and review of original transaction documents

•	Provide advice on loan brokerage activity issues

•	Provide consultation with respect to “Hot Spots”

•	Research state laws as Company expands

•	Handle financing transactions including securitizations, warehouse lines
•	Provide legal counsel to Company on transaction related matters

•	Coordinate loan brokerage registration and exemption filings

•	Assist with problem resolution (including post transaction, loan brokerage activities and other issues)

•	Review loan brokerage recruitment advertising for compliance

•	Provide counsel on loan brokerage compliance

•	Conduct loan brokerage compliance training

•	Assist with dispute resolution and manage litigation relating to loan brokerage, sellers, lending,
Facilities Services
•	Provide office space

•	Track fixed assets for the company

EXHIBIT B
SCHEDULE OF FEES
BCA shall pay the following fees to BROOKE:
A fee of $145,000.00 monthly payable in equal monthly installments, with each payment for a calendar month due on or before the last day of such calendar month. If the Servicing Agreement becomes effective on a day other than the first day of a calendar month, or if the Servicing Agreement terminates on a day other than the last day of a calendar month, the fee for such month shall be prorated based on the number of days in the month during which the Agreement is effective. Monthly payments shall be due and payable by BCA in accordance with this Schedule of Fees without invoice or advance notice of payment obligation from BROOKE.